Exhibit 10.1

SEMTECH CANADA CORPORATION

August 17, 2015

Mr. Gary M. Beauchamp

c/o Semtech Canada Corporation

4281 Harvester Road

Burlington, ON  L7L 5M4

Dear Gary:

This agreement (this “Agreement”) confirms our understanding and agreement as set forth below.

Treatment of Equity Awards In a Change in Control.  If a Change in Control of Semtech Corporation, a Delaware corporation (the “Semtech Corporation”), occurs before September 1, 2018, any equity awards granted to you by Semtech Corporation prior to the Change in Control that are outstanding and otherwise unvested upon (or, as necessary to give effect to the acceleration, immediately prior to) the Change in Control will vest at that time.  As to any such award that is to be accelerated and is then subject to performance-based vesting conditions, then, unless otherwise expressly provided for in the applicable award agreement, the number of shares or units subject to the award will be adjusted to equal the target number of shares or units subject to the award that relate to the applicable open (or not yet then commenced, as the case may be) performance period as of (or, as necessary to give effect to the acceleration, immediately prior to) the Change in Control.  For purposes of this Agreement, the term “Change in Control” has the meaning given to such term in the Semtech Corporation Executive Change in Control Retention Plan, as currently in effect.  This Agreement has no impact on any award that may have terminated, expired, been paid or was vested prior to, or is otherwise not outstanding and unvested upon (or immediately prior to, as the case may be) such a Change in Control.  This Agreement does not confer upon you any rights, entitlements or other payments pursuant to the Semtech Corporation Executive Change in Control Retention Plan, and you hereby understand and acknowledge that you are not a participant in that Plan.

Severance.  You are employed by Semtech Canada Corporation (the “Company”) and not Semtech Corporation.  Your employment with the Company is for no specific period of time.  Either you or the Company may terminate your employment at any time and for any reason, with or without cause, and with or without prior notice, in accordance with applicable law.  In the event your employment with the Company terminates, you will be provided such termination/severance entitlements (if any) as are required by applicable law (including any statutory and/or common law entitlements as may be applicable) for the circumstances in which your employment terminates.  You hereby acknowledge and agree that you are not a party to or a participant in, and you will not be eligible for any termination/severance entitlements under, any offer letter or employment agreement, or any severance plan (including, without limitation, the Semtech Corporation Executive Change in Control Retention Plan), policy or arrangement of, the Company, Semtech Corporation, or any of their respective affiliates or any of their respective predecessors.  Notwithstanding any provision of your offer letter, dated March 20, 2012, to the contrary, you are not covered by and have no right to participate in a Semtech Corporation Change in Control Plan or Agreement.

You agree to comply with the Semtech Corporation Core Values and Code of Conduct and the Semtech Corporation Policy Regarding Confidential Information and Insider Trading for All Employees (each of which apply to employees of the Company), your Invention Agreement & Secrecy Agreement with Semtech Corporation (“Invention Agreement”) and your Employee Confidentiality Agreement and Proprietary Rights Assignment with Semtech Corporation (“Confidentiality Agreement”) being entered in connection with this Agreement, as well as your Confidentiality and Proprietary Information Agreement with Gennum Corporation and your Conflict of Interest Agreement with Gennum Corporation (both of which have continued in effect with respect to your employment following the acquisition of Gennum Corporation) (the “Gennum Agreements”), as each of them is in effect from time to time.  You agree to execute all documents as necessary to confirm your ongoing compliance with the aforementioned policies.

All forms of compensation referred to in this Agreement are subject to all applicable tax withholding.  Except for such withholding, you will be responsible for your own tax liability imposed with respect to such compensation.

This Agreement, together with the Invention Agreement, the Confidentiality Agreement and the Gennum Agreements, supersede and replace any prior understandings, negotiations, or agreements, whether oral, written or implied, between you, on the one hand, and the Company and Semtech Corporation, on the other hand, regarding the matters described in this Agreement.  You have no right to accelerated vesting of awards upon or in connection with a Change in Control or similar event except as expressly set forth above.  Without limiting the generality of the foregoing, you acknowledge and agree that you have no additional rights under, and Semtech Corporation and the Company have no additional obligations under, your offer letter dated March 20, 2012.  You agree that you are not relying on any representations except as expressly set forth in this Agreement.  This Agreement may be amended only by a written agreement signed by both you and by an authorized officer of the Company (other than you).

To confirm your acceptance of the terms included in this Agreement, please sign, date and return a copy of this Agreement to me.

IN WITNESS WHEREOF, you and the Company have caused this Agreement to be duly executed and delivered on the day and year first written above.

[Signature Page Follows]

Semtech Canada Corporation

By:	/s/ Emeka N. Chukwu

Name:	Emeka N. Chukwu

Its:	President and Chief Financial Officer

Acknowledged and Agreed:

By:	/s/ Gary M. Beauchamp
Gary M. Beauchamp